Exhibit 99.1

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date   Immediate                          contact   Susan Johnson
               September 7, 2005                            716-687-4225

                     MOOG INC. ANNOUNCES ADD-ON OFFERING OF
                        6 1/4% SENIOR SUBORDINATED NOTES

        EAST AURORA, NY, September 7, 2005, Moog Inc. (NYSE:MOG.A and MOG.B) announced today an offering of $50 million in aggregate principal amount of 6 1/4% senior subordinated notes due 2015 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. These notes are additional notes under the indenture dated January 10, 2005, to be supplemented, governing the company's existing $150 million 6 1/4% senior subordinated notes due 2015. Offers to initial purchasers outside the United States will be made pursuant to Regulation S under the Securities Act of 1933. Moog intends to use the net proceeds of the offering to repay indebtedness under its bank credit facility.

        The notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

        This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction.

        Moog is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.